Exhibit 99.1

COVIDIEN CEO ELECTED CHAIRMAN OF THE BOARD

CEO and President Richard J. Meelia Assumes Additional Duties October 1

Hamilton, Bermuda – September 29, 2008 – Covidien Ltd. (NYSE: COV, BSX: COV) today announced that its Board of Directors has elected CEO and President Richard J. Meelia to the additional position of Chairman of the Board, effective October 1, 2008.

Mr. Meelia succeeds Dennis H. Reilley, who has served as non-executive Chairman since Covidien became an independent, publicly traded company in June 2007. Mr. Reilley, the immediate past Chairman of Praxair, will continue to serve as a Covidien Director.

“Rich has done a superb job of leading the organization before, during and after its separation last year from Tyco International,” Mr. Reilley said. “In Covidien’s first year as a public company, Rich has directed a successful strategy of growth and innovation, while keeping an appropriate focus on creating long-term shareholder value. Under his outstanding leadership, Covidien has made a strong start in its drive to become the world’s leading healthcare products company.”

For the first nine months of Covidien’s 2008 fiscal year (October 2007 – June 2008), net sales increased 11%, to $7.3 billion. Operating income for the nine months was $1,405 million, versus $199 million for the same period of the prior year.

Mr. Meelia, 59, has served as CEO and President of Covidien since the business, formerly known as Tyco Healthcare, spun off from Tyco International on June 29, 2007. Mr. Meelia joined Kendall Healthcare Products Company, the foundation of the Tyco Healthcare business, as Group President in 1991 and became President of Tyco Healthcare in 1995. In the ensuing years prior to the separation, he directed Tyco Healthcare’s acquisition, integration and product development efforts, growing the business from $600 million to nearly $9 billion in revenue.

The Board of Directors also announced today that it has appointed Timothy M. Donahue, a Covidien Director and immediate past Chairman of Sprint Nextel Corporation, to be lead director, effective October 1.

ABOUT COVIDIEN LTD.

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2007 revenue of nearly $9 billion, Covidien has more than 42,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS:

Eric Kraus Senior Vice President Corporate Communications 508-261-8305 eric.kraus@covidien.com	Coleman Lannum, CFA Vice President Investor Relations 508-452-4343 cole.lannum@covidien.com

Bruce Farmer Vic President Public Relations 508-452-4372 bruce.farmer@covidien.com	Wayde McMillan Director Investor Relations 508-452-4387 wayde.mcmillan@covidien.com